U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

[ ] Form 10-K   [ ] Form 11-K   [x] Form 10-Q   [ ] Form N-SAR
For Period Ended:   December 31, 1996

[ ]  Transition  Report  on Form  10-K
[ ]  Transition  Report  on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:
                                ------------------------------------------------

      Read Attached  Instruction  Sheet Before  Preparing Form.  Please Print or
      Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

      --------------------------------------------------------------------------

      --------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION
________________________________________________________________________________



      Full Name of Registrant:  OVM INTERNATIONAL HOLDING CORP.

      Former Name if Applicable:
                                --------------------------------------

      West 516 Sprague Avenue
      ----------------------------------------------------------------
      Address of Principal Executive Office (Street and Number)

      Spokane, Washington  99204
      ----------------------------------------------------------------
      City, State and Zip Code

________________________________________________________________________________

Part II - Rules 12b-25(b) and (c)
________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [Paragraph 23,047], the following should be completed. (Check box, if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
________________________________________________________________________________

Part III -  Narrative
________________________________________________________________________________

State below in reasonable detail the reasons why the Form 1O-K, 20-F, 11-K, 10-Q, N- SAR, or the transition report or portion thereof could not be filed within the prescribed time period. [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

      The Form 10-QSB could not be filed within the prescribed time because this is the first periodic report required to be filed since the effective date of the Registrant's registration statement, and the Registrant requires additional time in order to complete consolidation of financial information and currency conversion into United States dollars.

________________________________________________________________________________

Part IV - Other Information
________________________________________________________________________________


      (1) Name and telephone number of person to contact in regard to this notification:

      Ching Lung Po                           507          744-8590
      ------------------------------------------------------------------
      (Name)                              (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                [X] Yes               [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [ ] Yes               [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         OVM INTERNATIONAL HOLDING CORP.
            --------------------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: December 19, 1997              By: /s/ Ching Lung Po
                                     -------------------------------------------
                                     Ching Lung Po, President




                                        3